WANGSGARD & ASSOCIATES, LLC
                                ATTORNEYS AT LAW
                     5252 NORTH EDGEWOOD DRIVE, SUITE 210 A
                                PROVO, UTAH 84604
CRAIG J. WANGSGARD                                                    TELEPHONE:
DAVID  S. HUNT                                                    (801) 852-8452
                                                                      FACSIMILE:
                                                                  (801) 222-9914
                               September 15, 1999

The Board of Directors
ISW International, Inc.
363 Atlantic Blvd., Suite 6
Atlantic Beach, FL 32233


            Re:     ISW International, Inc.

Gentlemen:

         We have been retained by ISW International, Inc. (the "Company") in connection with the Registration Statement on Form SB-l filed by the Company with the Securities and Exchange Commission (the "Registration Statement") relating to 1,500,000 shares of Common Stock (the "Common Stock"). You have requested that we render an opinion as to whether the Common Stock to be issued upon the terms set forth in the Registration Statement will be validly issued, fully paid and non-assessable.

         In connection with this agreement we have examined the following:

o         Articles of Incorporation of The Company
o         Articles of Amendment To Articles of Incorporation of The Company
o         The Bylaws of The Company
o         Unanimous Consents of The Board of Directors
o         Minutes of Board Of Directors Meetings
o         Minutes of Shareholder Meetings
o         Letter to Shareholders Offering Redemption of Outstanding Shares

         We have examined such other corporate records and documents and have made such other examinations as we deemed relevant.

         Based upon the above examination, we are of the opinion that the Common Stock to be issued pursuant to the Registration Statement, are validly authorized and, when issued in accordance with the terms set forth therein, will be validly issued, fully paid, and non-assessable.

         We hereby consent to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

                                                    Sincerely yours,

                                                    /s/ Craig J. Wangsgard

                                                    Wangsgard & Associates, LLC